Exhibit 99.2

Inventure Foods Completes Strategic Sale of its Frozen Division

PHOENIX, September 28, 2017 (GLOBE NEWSWIRE) — Inventure Foods, Inc. (NASDAQ: SNAK) (“Inventure Foods” or the “Company”), a leading specialty food marketer and manufacturer, today announced it has completed the sale of its frozen business including the Rader Farms® and Willamette Valley Fruit Company™ brands as well as certain assets, rights and properties related to its frozen fruits, vegetable blends, beverages, and frozen desserts business to Oregon Potato Company, for total cash consideration of $50.0 million, adjusted for estimated net working capital as of September 22, 2017 and reduced for transaction costs.

The proceeds from the transaction were used to repay in full the indebtedness under the Company’s revolving credit facility with Wells Fargo Bank, National Association and the other lenders, as well as to pay down indebtedness under its term loan credit facility with BSP Agency, LLC and the other lenders, as required under such credit facilities.

“We are pleased to complete the sale of our frozen business, which represents a significant second step under our strategic and financial business review,” commented Terry McDaniel, Chief Executive Officer of Inventure Foods.  “Going forward, our management team and Board of Directors remain committed to the Company’s ongoing strategic and financial review to maximize shareholder value.”

Rothschild served as the Company’s financial advisor and DLA Piper LLP (US) as its legal advisor for this transaction.

There can be no assurance that the Company’s ongoing strategic and financial review will result in any specific action, or any assurance as to its outcome or timing. The Company does not intend to comment further regarding the strategic and financial review until the Board of Directors approves a specific action or concludes its review.

About Inventure Foods

With manufacturing facilities in Arizona and Indiana, Inventure Foods, Inc. (Nasdaq:SNAK) is a marketer and manufacturer of specialty food brands in better-for-you and indulgent categories under a variety of Company owned and licensed brand names, including Boulder Canyon Foods™, TGI Fridays™, Nathan’s Famous®, Vidalia Brands®, Poore Brothers®, Tato Skins®, and Bob’s Texas Style®. For further information about Inventure Foods, please visit www.inventurefoods.com.

About Oregon Potato Company

Oregon Potato Company (OPC) is an innovative grower and processor of potatoes, vegetables and fruits. OPC is committed to innovation, quality, cost effectiveness and customer service. OPC’s plants span three states with operations in Washington, Oregon and Idaho. Each location is supported by locally owned farms.

As a private grower, OPC offers complete focus, from farming through total processing. OPC is committed to innovation, quality and customer service and dedicated to sustainable agricultural practices. Our broad array of farming and processing technologies allow us to be the leader in Industrial, foodservice and private label retail markets. For further information about OPC, please visit www.oregonpotato.com.

Contact
Katie Turner, ICR (646) 277-1200

Note Regarding Forward-looking Statements This press release contains forward-looking statements, including, but not limited to, the Company’s ongoing strategic and financial review to maximize shareholder value.  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, ability to execute strategic initiatives, ability to continue as a going concern, general economic conditions, increases in cost or availability of ingredients, packaging, energy and employees, price competition and industry consolidation,  product recalls or safety concerns, disruptions of supply chain or information technology systems, customer acceptance of new products and changes in consumer preferences, food industry and regulatory factors, interest rate risks, dependence upon major customers, dependence upon existing and future license agreements, the possibility that the Company will need additional financing due to future operating losses or in order to implement the Company’s business strategy, acquisition and divestiture-related risks, the volatility of the market price of the Company’s common stock, and such other factors as are described from time to time in the Company’s filings with the Securities and Exchange Commission.  All forward-looking statements are based on information available to the Company as of the date of this news release, and the Company assumes no obligation to update such statements.